                   MEMORANDUM OF AGREEMENT AND UNDERSTANDING
                           dated as of June 21, 1996

     Memorandum of Agreement and Understanding made as of this 21st day of June, 1996 by and between RORY J. COWAN of Concord, MA ("Cowan"), on the one hand, and STREAM INTERNATIONAL HOLDINGS INC., a Delaware corporation with its principal offices in Norwood, MA ("Stream") and R.R. DONNELLEY & SONS COMPANY, a Delaware corporation with its principal offices in Chicago, IL ("RRD"), on the other hand.

                                   Recitals
                                   --------

     Cowan is Chief Executive Officer of Stream under an Employment Agreement dated as of April 21, 1995 ("Agreement") and is also serving as Executive Vice President of RRD. The parties have agreed that Cowan's employment by and relationships with Stream and RRD shall terminate. This Memorandum is intended to set forth the terms and conditions of the termination of employment and relationships with each of Stream and RRD with the understanding that, to the extent that further more formal steps and/or documentation are necessary or desirable to effectuate the parties' mutual agreements, the parties shall work together speedily, cooperatively and in good faith to develop any such steps and documentation to effect completion of such separation and termination as well as any collateral and related matters.

     In consideration of the mutual promises and covenants of the parties and other good and valuable consideration, by each party paid to the other, the receipt and adequacy of which are hereby acknowledged, the parties have agreed and do hereby agree as follows:


1.   TERMINATION; SALARY CONTINUATION; BENEFITS, ETC.
     ------------------------------------------------

(a)  Employee Status:   Cowan's status as an employee of Stream will continue
     until midnight, December 31, 1996 ("Termination Date"), at which time such status will formally terminate. During the period from July 1, 1996 through the Termination Date, Cowan shall be on an unpaid leave of absence from Stream which leave of absence shall not affect his eligibility for health and welfare benefits. Similarly, Cowan will be deemed to be an employee of RRD on an unpaid leave of absence (without benefits) during the period from the date hereof through the Termination Date. The parties' sole purpose and intention in continuing Cowan's employment status is to permit the continued vesting of Cowan's options and rights under existing stock plans with Stream and with RRD, the effect of which will permit the following:
     (i) the vesting of 12.5% of Stream options ("Stream Options") to purchase Class A Common Stock, par value $.01 per share ("Stream Stock") outstanding under a grant dated April 21, 1995; (ii) the vesting of RRD options ("RRD Options") to purchase Common Stock, par value $1.25 per share ("RRD Stock") outstanding under grants dated December 10, 1992, December 9, 1993 and December 12, 1994, in the amounts of 10,400 shares, 5,200 shares and

     4,200 shares, respectively; and (iii) the lapse by time of restrictions applicable to, or the possibility of forfeiture of, a grant of restricted RRD Stock under an agreement dated December 12, 1991 between Cowan and RRD. Notwithstanding his employment status, by execution hereof, Cowan resigns from any and all officerships and board memberships he holds in both Stream and RRD, as well as any officerships and board memberships he holds in any entity the majority of the equity of which is owned by either of Stream or RRD, either directly or indirectly.

(b)  Salary, Benefits, etc.:
     ----------------------

     (i) Cowan shall be paid all accrued base salary, one-half the full bonus which would be paid to Cowan for 1996 (to be calculated and paid at such time in 1997 as bonuses are calculated and paid to other executives of Stream), pension and other benefits, and accrued vacation and reimbursed expenses due from Stream under the Agreement for the period ending June 30, 1996.

     (ii) Thereafter, in lieu of any other payments of salary and bonus under the Agreement or otherwise, Cowan shall be paid the amount of the "Minimum Guaranteed Severance" provided for in Para. 4.7 of the Agreement for and during the 18-month period July 1, 1996 through December 31, 1997 ("Severance Period"). Cowan may elect to receive prepayment of the entire sum due under said Para. 4.7 for the entire 18-month period, i.e., so much as remains unpaid at his time of election (as hereinafter provided), discounted to the date of prepayment at an annual discount rate equal to the interest rate of The Note (hereinafter defined) of 7.34% by giving Stream two weeks' written notice of such election at any time during the 18-month period.

     (iii) In addition to the foregoing, Cowan shall also receive the following:

             a.) Should Cowan elect to continue coverage under Stream's group health plans from and after the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), then for any such coverage provided for benefits provided under COBRA for calendar year 1997, Stream shall either (i) reimburse Cowan for his COBRA expenses, or (ii) pay Cowan's COBRA expenses directly.

             b.) Stream shall reimburse Cowan for his expenses in securing office and administrative support services in the Boston area for use during the period beginning July 1, 1996 and ending June 30, 1997, up to a maximum reimbursement amount of $20,000. Such expenses shall be reimbursed on receipt of a copy of an invoice, with sufficient supporting documentation, from Cowan.

             c.) Cowan shall be deemed to have purchased from Stream and/or RRD, all computer, facsimile, office supply and telephonic equipment currently held by Cowan at his permanent residence, and he shall be free to continue to use such equipment; provided that Cowan shall be disconnected from any lines or services furnished by or connected to, either of Stream or RRD.

          d.) Stream shall pay up to $5,000 of legal and financial planning expenses incurred by Cowan in the negotiation of this Memorandum. Such payment shall be in lieu of any other payment due Cowan for financial planning services from either Stream or RRD, if any and whether or not previously accrued. Cowan shall provide Stream with copies of all invoices received by him for such expenses, and Stream shall pay such invoices directly to the attorneys/planner involved, subject to the dollar limitation set forth above.

          e.) For so long as Cowan is obligated to file reports with the Securities and Exchange Commission as a result of being an executive officer of RRD, RRD will furnish Stock Max services from Richard M. Sawdey at the expense of RRD.


2.   STREAM AND RRD STOCK AND OPTIONS
     --------------------------------

(a)  Recitals:
     --------

     (i) Cowan presently owns certain shares of Stream Stock purchased in conjunction with and at or about the date of execution of the Agreement. Also pursuant to the terms of the Agreement and the Stream 1995 Stock Option Plan, Cowan holds certain Stream Options. Cowan also owns certain shares of RRD Stock (subject in the case of shares received pursuant to grants of restricted shares to certain conditions relating to his continuing employment with RRD) and holds certain RRD Options.

     (ii) One-third of Cowan's Stream Stock was purchased by Cowan from his own funds and two-thirds Cowan's Stream Stock was purchased through funds borrowed by Cowan from an affiliate of Stream, such borrowing being evidenced by a promissory note ("The Note") in the form of Exhibit C to the Agreement. The Stream Stock is pledged with Stream to secure this loan under a Stock Pledge Agreement in the form of Exhibit D to the Agreement.

(b)  Vesting, Rights, etc. Prior to Termination Date:   Until the Termination
     Date, all options and rights relating to Stream Stock and Stream Options and RRD Stock and RRD Options shall continue to accrue and vest in Cowan, and any condition to the RRD Stock relating to Cowan's continuing employment which is satisfied prior to the Termination Date shall lapse and terminate on such Date, all as provided under the terms and conditions of the Agreement and any other documentation relating to the Stream Stock, Stream Options, RRD Stock and RRD Options, such as, without limitation, option agreements and plans, Certificates of Incorporation, the Merger Agreement between the two constituent corporations which merged to form Stream, and grants of restricted stock; after giving effect to the foregoing, in addition to any Stream Stock and RRD Stock owned by

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

     Cowan, and any Stream Options and RRD Options vested in but unexercised by Cowan as of the date hereof, Cowan will (i) vest in 12.5% of Stream Options outstanding under a grant dated April 21, 1995 as set forth in the Agreement; (ii) vest in RRD Options for 10,400 shares under a grant dated December 10, 1992; 5,200 shares under a grant dated December 9, 1993; and 4,200 shares under a grant dated December 12, 1994; and (iii) own, without restrictions on transfer or possibility of forfeiture, RRD Stock granted under a restricted stock agreement dated December 12, 1991.

(c)  Vesting, Rights, etc. After Termination Date:
     --------------------------------------------

     (i) From and after the Termination Date, there will be no further vesting in Cowan of any additional Stream Options or RRD Options over and above those that shall have vested prior to that Date, except, however, that 50% of each then unvested Stream Option granted to Cowan under the Agreement shall immediately vest upon the Termination Date.

     (ii) Pursuant to the terms of the Stream 1995 Stock Option Plan, Stream grants to Cowan a period of up to eighteen months from January 1, 1997 (ending June 30, 1998) in which to exercise any Stream Options vested in Cowan on the Termination Date. During this period, Cowan shall be entitled to all rights (including rights due in the event of an Acquisition Event as defined in the Stream 1995 Stock Option Plan) available to all other Stream Option holders.

     (iii) Pursuant to the terms of the 1991 and 1995 RRD Stock Incentive Plans, Cowan may exercise his RRD Options at any time during the 90-day period next following the Termination Date.


3.   REPURCHASE OF COWAN'S STREAM STOCK
     -----------------------------------

     In lieu of any right Stream may have now or in the future to purchase Cowan's Stream Stock as provided in Para. 4.3.5 of the Agreement (which rights are hereby declared null and void and of no further force or effect), the parties have agreed on the following arrangement whereby Cowan can elect to sell his Purchased Shares (as defined in Para. 4.3.1 of the Agreement) to Stream, failing of which election by Cowan, he shall continue to own such Stock.

(a)  Stream Obligation to Repurchase Stream Stock, Price:   Until such time as
     there shall have occurred a Trigger Event (as defined in the Agreement) or until the Stream Stock is publicly traded, Cowan shall have the right, exercisable by notice to Stream, to require Stream to buy back up to one-half of his total Purchased Shares on either or both of two occasions ("First Election" and "Second Election," respectively) at Cowan's purchase price for such Shares plus an additional amount representing interest on the purchase price for such Shares.

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

(b)  Allocation of Repurchase Price Between Borrowed Funds and Cowan's Own
     Funds: Cowan may, on each of the First Election and Second Election dates, elect to allocate the Purchase Shares sold to Stream between (i) those Shares purchased for cash and (ii) those Shares purchased using funds borrowed from Stream. Such election shall be in Cowan's own sole and unfettered discretion, and he shall designate such allocation at the time of, and in his notice of exercise of each of, the First Election or the Second Election, as the case may be. Failing and in default of such a designation by Cowan, in any sale of Purchased Shares to Stream, the shares sold shall be deemed to be 50% those purchased by Cowan for cash and 50% those purchased by Cowan using funds borrowed from Stream.

(c)  How Purchase Effected:   As to any Purchased Shares purchased by Cowan
     using funds borrowed from Stream, a repurchase by Stream shall be effected by crediting against the principal amount of The Note an amount equal to
     (i) the elected number of Purchased Shares to be sold times (ii) $6 (adjusted for any splits, stock dividends, combination of shares or recapitalization), and credit against interest due on The Note all interest accrued to date of credit on such portion of the principal. As to any Purchased Shares purchased by Cowan for cash, a repurchase shall be effected by a cash payment to Cowan which shall include interest on such funds computed at the rate of interest as provided in The Note, namely 7.34% per annum for the period from the date of original purchase by Cowan until the date of such repurchase by Stream hereunder. Except for reflection of credits against The Note, nothing herein shall be deemed to amend or accelerate any terms contained in The Note.

(d) When Cowan Election May be Made: Cowan may exercise the First Election at any time before the later of (i) thirty (30) days after the actual execution and delivery of this Memorandum, and (ii) fifteen (15) business days next following Cowan's receipt of Stream financial statements for the second fiscal quarter of 1996 (the "Financial Statements"). Cowan may exercise the Second Election at any time after April 30, 1997 and before a date fifteen (15) full calendar months next following the end of First Election period, as aforesaid (being the later of October 31, 1997 or a date fifteen (15) full calendar months from the fifteenth business day following Cowan's receipt of the Financial Statements).

(e)  Stockholder Information/Reports:   The parties agree and acknowledge that
     these agreements with respect to Stream Stock and Stream Options are intended to afford Cowan certain limited participation in any public offerings or stock sales in connection with a purchase of Stream by a third party. Accordingly, so long as Cowan shall hold any Stream Stock or Stream Options and provided that the Stream Stock is not publicly traded, Cowan shall have the right to meet no more frequently than quarterly with the Chief Financial Officer of RRD (currently Cheryl A. Francis), who shall keep him advised of such developments and events as may be appropriate under the described circumstances; provided, however, that Cowan agrees that all such information shall be deemed confidential and proprietary information of Stream and RRD, and Cowan shall be prohibited from discussing such information with, or disclosing such information to, any third party.


4.   REFERENCES
     ----------

     Upon request by Cowan, Stream and RRD shall furnish references with respect to Cowan and his accomplishments and achievements during his tenure with them, from among the following persons: Messrs John R. Walter, Robert White, Mark Nunnelley, Morton Rosenthal and Steven Baumgartner.


5.   CONFIDENTIALITY AND NON-DISPARAGEMENT
     -------------------------------------

(a) Cowan, for his part, and Stream and RRD (together the "Companies") for theirs, each agree that the terms of this Memorandum of Agreement shall be and remain confidential and shall not be disclosed except when required by law or government decree, judicial process, court order or the like, or in connection with Cowan's seeking legal or financial planning advice. Cowan acknowledges that this Memorandum of Agreement will be filed by RRD as required by law with the Securities and Exchange Commission, and that such filing shall not constitute a breach of confidentiality. Cowan shall not make, utter or issue any public statements that may be reasonably construed as disparaging to the Companies or placing the Companies in a negative or false light; and likewise, the Companies shall and shall cause their officers, employees and agents, not to make, utter or issue any public statements that may be reasonably construed as disparaging to Cowan or placing Cowan in a negative or false light.

(b) In addition to the foregoing, each of Cowan and Stream acknowledge the continuing application to Cowan of Para. 7.1. of the Agreement notwithstanding termination of Cowan's employment with Stream.


6.   MODIFICATION OF THE AGREEMENT'S NON-COMPETE RESTRICTIONS
     --------------------------------------------------------

(a)  Recitals:   Para. 8. of the Agreement sets forth certain non-compete
     restrictions to apply in the event of termination of Cowan's employment by Stream. In view of the termination of Cowan's employment relationship approximately a year after beginning his tenure at Stream, the parties have agreed to narrow the scope of non-compete restrictions as follows:

(b)  Restated Agreement Not to Compete:   Cowan agrees that from and after the
     date hereof and for the Non-Competition Period set forth in the Agreement (ending December 31, 1997), he shall not directly or indirectly own, manage, operate, control or participate in, whether as an officer, employee, partner, director, principal, consultant, agent or otherwise, or aid or assist anyone else in the conduct of, any business in competition with Stream which business involves the manufacture, replication, ordering, fulfillment, distribution or support of software products, through either physical or electronic means, anywhere in the world except in such countries or areas where Stream is neither operating such a business or is proposing to operate such a business as of the date hereof. Nothing herein shall prohibit Cowan from participating in any business involving the creation and publication of software products, provided such business is not involved in competition with Stream in the business of manufacture, replication, ordering, fulfillment, distribution or support of software products.


7.   RELEASE
     -------

(a) Cowan, on behalf of himself, his heirs, executors, attorneys, administrators and assigns, agrees to release from and not to sue either of Stream or RRD (including current and former employees, partners, fiduciaries, directors, agents, divisions, subsidiaries, affiliates or other related entities) for all known or unknown claims, demands, agreements, actions, causes of action, damages or liabilities of any kind, in law or equity or otherwise, which Cowan has, had or may have against either Stream or RRD related to Cowan's employment with either Stream or RRD, resignation from his officerships with each of Stream or RRD or his resignation from his directorship with Stream, including but not limited to, claims which could have been asserted under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit and Protection Act, or under any compensation, bonus, severance or other benefit plan. Notwithstanding the foregoing, nothing herein shall release or waive any rights Cowan may have to enforce the provisions of this Agreement. Cowan acknowledges and agrees that the release and covenant not to sue included herein are essential and material terms of this Memorandum and that without such release and covenant not to sue no agreement would have been reached by the parties. Cowan understands and acknowledges the significance and consequences of this release, and further acknowledges the receipt of separate consideration beyond that to which he would otherwise be entitled in exchange for such release and covenant not to sue.

(b) Each of Stream and RRD, on behalf of itself, its attorneys, administrators and assigns, directors, agents, divisions, subsidiaries, affiliates or other related entities, agrees to release from and not to sue Cowan for all known or unknown claims, demands, agreements, actions, causes of action, damages or liabilities of any kind, in law or equity or otherwise, which it has, had or may have against Cowan related to Cowan's employment with either Stream or RRD, resignation from his officerships with each of Stream or RRD or his resignation from his directorship with Stream. Notwithstanding the foregoing, nothing herein shall release or waive any rights either of Stream or RRD may have to enforce the provisions of this Agreement or to recover from Cowan any amounts determined to have been wrongfully paid to him under the terms of any compensation, reimbursement or benefit plan if an audit of such plan reveals such wrongful payment.


8.   REVOCATION RIGHTS
     -----------------

     Notwithstanding anything in this Memorandum to the contrary, Cowan acknowledges that he has had the opportunity to have at least twenty-one
     (21) days within which to decide whether or not to sign this Memorandum. Cowan further acknowledges that he has been given the right to revoke this Memorandum by serving, within a seven (7) day period after signing, a written notice of revocation. The Memorandum shall become effective on the eighth day following its execution by Cowan. If Cowan revokes the Memorandum, neither party shall have any obligation under it.


9.   MISCELLANEOUS
     -------------

(a) Notices: Para. 13.4 of the Agreement is hereby incorporated by reference as a part hereof, except that the addresses for notice purposes shall be:

                             Stream International Inc.
                             2 Edgewater Drive
                             Norwood, MA 02062  Attn:  CEO

            Copy to:         Monica M. Fohrman, Esq.
                             Vice President, Law and
                             Assistant General Counsel
                             R.R. Donnelley & Sons Company
                             Corporate Headquarters
                             77 West Wacker Drive
                             Chicago, IL 60601

                             Notices to RRD shall be sent to the Chairman, at the foregoing Chicago address, copy to Attorney Fohrman at same.

                             Notices to Cowan shall be sent to:

                             Rory J. Cowan
                             281 Fairhaven Hill Road
                             Concord, MA 01742

                    Copy to:    Milton Bordwin, Esq.
                                Rubin and Rudman
                                50 Rowes Wharf - 3rd Fl.
                                Boston, MA 02110

(b) Captions/Headings: The headings and captions in this Memorandum are for convenience only and are not intended to define or describe the scope or content of the substantive provisions hereof.

(c)  Counterparts:   This Memorandum may be executed in any number of
     counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(d) Governing Law: This Memorandum shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws principles or rules that would cause the application of the domestic substantive laws of any other jurisdiction.

(e) Consent to Jurisdiction: Para. 13.9 of the Agreement is hereby incorporated by reference as a part hereof, mutatis mutandis, including references to the "Executive" to mean Cowan and references to "Company" to mean RRD and Stream.

(f) Withholding: The payments and benefits described in this Memorandum shall be subject to withholding taxes to the extent required by law.

(g) Status of Agreement: Except as specifically set forth or incorporated herein by reference and except for the following additional provisions thereof, the Agreement shall be of no further force and effect: Para. 4.3.4; Para 4.3.6; Para. 7.2; Para. 9, which provisions shall continue in full force and effect, as shall The Note, and the Stock Pledge Agreement referred to in the Agreement. This Memorandum embodies the entire agreement and understanding of the parties with regard to the matters described in this Memorandum and supersedes any and all prior or contemporaneous agreements and understandings, oral or written between Cowan, on the one hand, and either of Stream or RRD, on the other hand. The parties agree to execute such other agreements and documents and do such acts and deeds as are reasonably necessary or appropriate to effectuate this agreement and understanding and the mutual purposes of the parties hereto.

(h) Legal Advice: In signing below, Cowan expressly acknowledges that he has read this Memorandum carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has been advised to consult an attorney prior to executing this Memorandum. Cowan intends to be legally bound by the terms and conditions of this Memorandum.

     Executed as a sealed instrument effective as of the date and year first above written, but in fact signed and delivered on the following date for the purposes hereof: June 30, 1996


                                       Stream International Holdings Inc.

/s/Rory J. Cowan                       by /s/Cheryl A. Francis
- -----------------------------------       ----------------------------------
Rory J. Cowan                             Cheryl A. Francis, Director
                                          Hereunto duly authorized

                         R.R. Donnelley & Sons Company



                         by /s/Steven J. Baumgartner
                            -------------------------------------
                            Steven J. Baumgartner, Exec. V.P.
                            & Sector President
                            Hereunto duly authorized